Exhibit 99.51
ENDESA NOMINATES A NEW BOARD OF DIRECTORS
Madrid, 18 October 2007 — Enel announces that the Board of Directors of Endesa, held today, has appointed a number of new board members of the same board, in order to align its composition to the shareholding structure resulting from the successful outcome of the public tender offer launched by Enel and Acciona to acquire the entire share capital of Endesa.
Therefore the Endesa’s Board of Directors is now composed by:
•	Jose Manuel Entrecanales, appointed director and Executive Chairman;

•	Andrea Brentan (International Business Development and M&A Vice President of Enel), appointed director and Vice Chairman;

•	Rafael Miranda Robredo, confirmed in his role of Chief Executive Officer;

•	Carmen Becerril Martínez, Luigi Ferraris (Accounting Planning and Control Executive Vice President of Enel), Claudio Machetti (Finance Executive Vice President of Enel), Valentín Montoya Moya and Esteban Morrás Andrés, appointed directors;

•	Fernando D’Ornellas Silva and Francisco de Borja Prado Eulate, confirmed as directors.